Exhibit 3.1
Amendment to the Amended and Restated
Articles of Incorporation of Universal Display Corporation
     RESOLVED, that Paragraph 5 of the Articles is hereby amended to add the following paragraph as new Paragraph D thereto:

“D.	Any or all classes and series of shares, or any part thereof, may be certificated or uncertificated, as provided under Pennsylvania law, and this Paragraph 5 shall not be interpreted to limit the authority of the Board of Directors to issue some or all of any of the classes or series of shares of the Corporation without certificates. To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the Corporation’s bylaws. In the case of shares issued without certificates, the Corporation will, or cause its transfer agent to, within a reasonable time after such issuance, send the holders of such shares a written statement containing the information required to be set forth on certificates by the Corporation’s bylaws, by these Articles of Incorporation, or otherwise by applicable law or regulation.”